SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2017

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02 Unregistered Sales of Equity Securities

On July 7, 2017, we completed the funding of a 12% convertible note in the principal amount of $125,000 issued to JSJ Investments Inc. The note was issued at a discount, resulting in our receipt of $118,750 of net proceeds, prior to expenses. We can redeem the note at any time prior to 90 days from the issuance date at a redemption price of 120% plus accrued interest. The redemption price thereafter increases to 125%, plus accrued interest, until the 120th day from issuance, and thereafter increases to a redemption price of 145% plus accrued interest until the 180th day after issuance and 150% plus accrued interest until the maturity date of March 30, 2018. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of our common stock at a price of no lower than $.03 per share of common stock until the 180th day after issuance and thereafter at a price 40% discount from the lowest trading prices during the 20 days prior to conversion. The note also contains penalty provisions in the event of our default in repayment of the note (if not converted by the holder into shares of common stock) on the maturity date of March 30, 2018.

We have agreed with JSJ Investments Inc. to use any proceeds from draws on our prospective equity line of credit or sale of assets to first repay the note we issued to JSJ Investments in April 2017 and second to repay the July 7, 2017 note.

Any issuance of the shares upon conversion of the notes will be exempt from registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: July 10, 2017	By:	/s/ Jack W. Hanks
Jack W. Hanks
President and Chief Executive Officer

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